EXHIBIT 99.1
BCB Bancorp, Inc., Announces Second Quarter Financial Results

BAYONNE, N.J., July 25, 2016 -- BCB Bancorp, Inc., Bayonne, NJ (Nasdaq:BCBP) announced net income of $1.6 million for the three months ended June 30, 2016, as compared to $1.9 million for the three months ended June 30, 2015. Basic and diluted earnings per share were $0.12 for the three months ended June 30, 2016, compared with $0.20 for the three months ended June 30, 2015. The decrease in net income from the prior year partly reflects a decision by management to sell certain non-performing loans to further improve asset quality, recognizing a loss of approximately $0.3 million.

Net income was $3.6 million for the six months ended June 30, 2016, compared with $3.7 million for the six months ended June 30, 2015. Basic and diluted earnings per share were $0.28 for the six months ended June 30, 2016, compared with $0.40 and $0.39, respectively, for the six months ended June 30, 2015.

Total assets increased by $120.0 million, or 7.4 percent, to $1.738 billion at June 30, 2016, from $1.618 billion at December 31, 2015. The increase in total assets occurred primarily as a result of an increase in cash and cash equivalents of $103.1 million; an increase in securities available for sale of $8.7 million; an increase in loans held for sale of $2.9 million; an increase in loans receivable, net of $4.7 million; and an increase in premises and equipment of $1.4 million. Management is concentrating on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline, as well as seeking opportunities to purchase securities in the secondary market that provide competitive returns in a risk-mitigated environment. It is management's intention to grow assets at a measured pace consistent with capital levels and as business opportunities permit. Organic growth should occur consistent with management's strategic plan under which additional branch office openings are anticipated in 2016.

Thomas Coughlin, President and Chief Executive Officer, commented, “We continue to execute our growth strategy with a 7.4 percent increase in total assets and a 9.4 percent increase in our deposit base over the first six months of 2016 and have opened three new branches so far this year. With this expansion comes additional investments in infrastructure and employees, including loan production and business development professionals, resulting in increased non-interest expenses. The bank’s Board of Directors and senior management are confident this investment will yield continuing increases in overall shareholder value as we move forward.”

Operations for the three months ended June 30, 2016, compared to the three months ended June 30, 2015

Net income was $1.6 million for the three months ended June 30, 2016, compared with $1.9 million for the three months ended June 30, 2015. The decrease in net income was primarily related to decreases in net interest income and non-interest income, and an increase in non-interest expense, partly offset by a decrease in the provision for loan losses and a decrease in the income tax provision.

Net interest income decreased by $333,000, or 2.4 percent, to $13.3 million for the three months ended June 30, 2016, from $13.7 million for the three months ended June 30, 2015. The decrease in net interest income resulted primarily from a decrease in the average yield on interest-earning assets of 60 basis points, or 12.4 percent, to 4.22 percent for the three months ended June 30, 2016, from 4.82 percent for the three months ended June 30, 2015, and increases in the average balance and cost of interest-bearing liabilities, partly offset by an increase in the average balance of interest-bearing assets of $261.1 million, or 18.5 percent, to $1.675 billion for the three months ended June 30, 2016, from $1.414 billion for the three months ended June 30, 2015.

Interest income on loans receivable increased by $399,000, or 2.4 percent, to $17.3 million for the three months ended June 30, 2016, from $16.9 million for the three months ended June 30, 2015. The increase was primarily attributable to an increase in the average balance of loans receivable of $93.9 million, or 6.9 percent, to $1.448 billion for the three months ended June 30, 2016, from $1.355 billion for the three months ended June 30, 2015, partly offset by a decrease in the average yield on loans receivable to 4.77 percent for the three months ended June 30, 2016, from 4.98 percent for the three months ended June 30, 2015. The increase in the average balance of loans receivable was in accordance with the Company’s growth strategy, which included the hiring of additional loan production and business development personnel and the opening of four additional branches over the last 18 months. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company’s primary market area on loan facilities, as well as the repricing downward of certain variable rate loans.

Total interest expense increased by $978,000, or 29.3 percent, to $4.3 million for the three months ended June 30, 2016, from $3.3 million for the three months ended June 30, 2015. The increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $230.0 million, or 19.3 percent, to $1.422 billion for the three months ended June 30, 2016, from $1.192 billion for the three months ended June 30, 2015, and the average cost of interest-bearing liabilities increased by 9 basis points to 1.21 percent for the three months ended June 30, 2016, from 1.12 percent for the three months ended June 30, 2015. The average balance of deposits increased $223.6 million, or 22.6 percent, to $1.212 billion for the three months ended June 30, 2016, from $988.4 million for the three months ended June 30, 2015, and the average balance of borrowing increased $6.0 million, or 2.9 percent, to $209.9 million for the three months ended June 30, 2016, from $203.9 million and for the three months ended June 30, 2015. The increase in the average rate on interest-bearing liabilities was due to competitive forces in attracting new deposits and a change in the mix of funding sources and terms, including the Bank’s 15-month CD promotion to support aggressive loan growth. The increase in Federal Home Loan Bank advances resulted from the Company’s utilization of medium-term, fixed rate FHLB advances as part of our interest rate risk management strategy.

Total non-interest income decreased by $281,000, or 15.7 percent, to $1.5 million for the three months ended June 30, 2016, from $1.8 million for the three months ended June 30, 2015. Gain on sales of loans decreased by $208,000 to $1.0 million for the three months ended June 30, 2016, compared to $1.2 million for the three months ended June 30, 2015. A loss on a bulk sale of impaired loans held in portfolio of $285,000 was incurred during the three months ended June 30, 2016, with no comparable sale for the three months ended June 30, 2015. The decrease in total non-interest income was partly offset by increases in fees and service charges of $203,000 to $736,000 for the three months ended June 30, 2016, from $533,000 for the three months ended June 30, 2015, as well as an increase in other non-interest income of $9,000 to $26,000 for the three months ended June 30, 2016, from $17,000 for the three months ended June 30, 2015.

Total non-interest expense increased by $1.0 million, or 9.0 percent, to $12.2 million for the three months ended June 30, 2016, from $11.2 million for the three months ended June 30, 2015. Salaries and employee benefits expense increased by $544,000, or 9.7 percent, to $6.2 million for the three months ended June 30, 2016, from $5.6 million for the three months ended June 30, 2015. This increase in both salaries and employee benefits was mainly attributable to an increase of 56 full-time equivalent employees, or 17.0 percent, to 386 at June 30, 2016, from 330 at June 30, 2015, which relates to the addition of business development and loan administration employees and the opening of four new branch offices in the last 18 months. Occupancy and equipment expense increased by $101,000, or 5.2 percent, to $2.0 million for the three months ended June 30, 2016, from $1.9 million for the three months ended June 30, 2015. The increase in occupancy and equipment expense also related primarily to the opening of the new branch offices. Professional fees increased by $179,000, or 58.9 percent, to $483,000 for the three months ended June 30, 2016, from $304,000 for the three months ended June 30, 2015. Regulatory assessments increased by $95,000, or 35.8 percent, to $360,000 for the three months ended June 30, 2016, from $265,000 for the three months ended June 30, 2015, primarily related to asset growth. Advertising expense increased by $153,000, or 64.6 percent, to $390,000 for the three months ended June 30, 2016, from $237,000 for the three months ended June 30, 2015, resulting from continued expansion into new market areas. Other non-interest expense increased by $151,000, or 10.3 percent, to $1.6 million for the three months ended June 30, 2016, from $1.5 million for the three months ended June 30, 2015. Other non-interest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and other fees and expenses, which all experienced increases as part of the Company’s growth strategy. The increase in total non-interest expense was partly offset by decreases in data processing expense by $177,000, or 17.5 percent, to $833,000 for the three months ended June 30, 2016, as compared to $1.0 million for the three months ended June 30, 2015, a decrease in directors fees by $17,000, or 8.5 percent, to $183,000 for the three months ended June 30, 2016, from $200,000 for the three months ended June 30, 2015, as well as a decrease in other real estate owned (OREO) expenses by $26,000, or 21.7 percent, to $94,000 for the three months ended June 30, 2016, from $120,000 for the three months ended June 30, 2015. The decrease in data processing expense primarily related to efficiencies achieved with the conversion to a new core system.

Operations for the six months ended June 30, 2016 compared to the six months ended June 30, 2015

Net income was $3.6 million for the six months ended June 30, 2016, compared with $3.7 million for the six months ended June 30, 2015. The increase in net income was primarily related to increases in total interest income, a decrease in the provision for loan loss, and an increase in non-interest income partly offset by an increase in non-interest expense.

Net interest income increased by $774,000, or 2.9 percent, to $27.1 million for the six months ended June 30, 2016, from $26.3 million for the six months ended June 30, 2015. The increase in net interest income resulted primarily from an increase in the average balance of interest-bearing assets of $289.4 million, or 21.3 percent, to $1.650 billion for the six months ended June 30, 2016, from $1.360 billion for the six months ended June 30, 2015, partly offset by a decrease in the average yield on interest-earning assets of 48 basis points, or 10.1 percent, to 4.31 percent for the six months ended June 30, 2016, from 4.79 percent for the six months ended June 30, 2015.

Interest income on loans receivable increased by $2.5 million, or 7.8 percent, to $34.8 million for the six months ended June 30, 2016, from $32.2 million for the six months ended June 30, 2015. The increase was primarily attributable an increase in the average balance of loans receivable of $136.7 million, or 10.5 percent, to $1.445 billion for the six months ended June 30, 2016, from $1.308 billion for the six months ended June 30, 2015, and a decrease in the average yield on loans receivable to 4.81 percent for the six months ended June 30, 2016, from 4.93 percent for the six months ended June 30, 2015. The increase in the average balance of loans receivable was in accordance with the Company’s growth strategy, which included the hiring of additional loan production and business development personnel and the opening of four additional branches over the last 18 months. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company’s primary market area on loan facilities, as well as the repricing downward of certain variable rate loans.

Total interest expense increased by $2.2 million, or 34.8 percent, to $8.5 million for the six months ended June 30, 2016, from $6.3 million for the six months ended June 30, 2015. The increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $254.7 million, or 22.3 percent to $1.399 billion for the six months ended June 30, 2016, from $1.144 billion for the six months ended June 30, 2015, and an increase in the average cost of interest-bearing liabilities of 11 basis points to 1.21 percent for the six months ended June 30, 2016, from 1.10 percent for the six months ended June 30, 2015. The average balance of deposits increased $236.9 million, or 24.9 percent, to $1.190 billion for the six months ended June 30, 2016, from $952.6 million for the six months ended June 30, 2015, and the average balance of borrowings increased $17.8 million, or 9.29 percent, to $209.4 million for the six months ended June 30, 2016, from $191.6 million and for the six months ended June 30, 2015. The increase in the average rate on interest-bearing liabilities was due to competitive forces in attracting new deposits and a change in the mix of funding sources and terms, including interest expense associated with the Bank’s 15-month CD promotion, including higher cost listing service certificates of deposit and brokered certificates of deposit, to support aggressive loan growth. The increase in Federal Home Loan Bank advances resulted from the Company’s utilization of medium-term, fixed rate FHLB advances as part of our interest rate risk management strategy.

Total non-interest income increased by $168,000, or 5.6 percent, to $3.2 million for the six months ended June 30, 2016, from $3.0 million for the six months ended June 30, 2015. Non-interest income reflected an increase of $414,000 in fees and service charges for the six months ended June 30, 2016, compared with the six months ended June 30, 2015, and an increase of $40,000 in gain on sale of loans for the six months ended June 30, 2016, compared with the six months ended June 30, 2015, partly offset by a loss on a bulk sale of impaired loans held in portfolio of $285,000, incurred during the three months ended June 30, 2016, with no comparable sale for the three months ended June 30, 2015.

Total non-interest expense increased by $2.8 million, or 13.0 percent, to $23.9 million for the six months ended June 30, 2016, from $21.1 million for the six months ended June 30, 2015. Salaries and employee benefits expense increased by $1.3 million, or 12.4 percent, to $12.2 million for the six months ended June 30, 2016, from $10.9 million for the six months ended June 30, 2015. This increase in both salaries and employee benefits was mainly attributable to an increase of 56 full-time equivalent employees, or 17.0 percent, to 386 at June 30, 2016, from 330 at June 30, 2015, which relates to the addition of business development and loan administration employees and the opening of four new branch offices in the last 18 months Occupancy and equipment expense increased by $182,000, or 4.9 percent, to $3.9 million for the six months ended June 30, 2016, from $3.7 million for the six months ended June 30, 2015. The increase in occupancy and equipment expense also related primarily to the opening of the new branch offices. Professional fees increased by $504,000, or 124.1 percent, to $910,000 for the six months ended June 30, 2016, as compared to $406,000 for the six months ended June 30, 2016. Regulatory assessments increased by $170,000, or 31.5 percent, to $710,000 for the six months ended June 30, 2016, from $540,000 for the six months ended June 30, 2015, primarily related to asset growth. Advertising expense increased by $78,000, or 11.6 percent, to $753,000 for the six months ended June 30, 2016, from $675,000 for the six months ended June 30, 2015, resulting from continued expansion into new market areas. These increases in non-interest expense were partly offset by decreases in data processing fees by $166,000, or 8.1 percent, to $1.9 million for the six months ended June 30, 2016, as compared to $2.1 million for the six months ended June 30, 2015, directors fees by $43,000, from $336,000 for the six months ended June 30, 2016, from $379,000 for the six months ended June 30, 2015, and other real estate owned (OREO) expenses decreased by $59,000, or 34.9 percent, to $110,000 for the six months ended June 30, 2016, from $169,000 for the six months ended June 30, 2015. Other non-interest expense increased by $747,000, or 31.9 percent, to $3.1 million for the six months ended June 30, 2016, from $2.3 million for the six months ended June 30, 2015. Other non-interest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and other fees and expenses, which all experienced increases as part of the Company’s growth strategy. The decrease in data processing expense primarily related to efficiencies achieved with the conversion to a new core system.

BCB Community Bank presently operates 18 full-service offices in Bayonne, Colonia, Edison, Fairfield, Hoboken, Holmdel, Jersey City, Monroe Township, Rutherford, South Orange and Woodbridge, New Jersey, and two in Staten Island, New York.

Contact

Thomas Keating, Senior Vice President and Chief Financial Officer – 201.823.0700
or
Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	June 30,	December 31,
	2016	2015

ASSETS
Cash and amounts due from depository institutions	$15,277	$11,808
Interest-earning deposits	220,497	120,827
Total cash and cash equivalents	235,774	132,635

Interest-earning time deposits	980	1,238
Securities available for sale	18,365	9,623
Loans held for sale	4,875	1,983
Loans receivable, net of allowance for loan losses of $18,338 and
$18,042 respectively	1,424,891	1,420,118
Federal Home Loan Bank of New York stock, at cost	11,016	10,711
Premises and equipment, net	17,113	15,727
Accrued interest receivable	5,757	5,595
Other real estate owned	1,328	1,564
Deferred income taxes	9,860	9,881
Other assets	8,384	9,331
Total Assets	$1,738,343	$1,618,406

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$145,872	$130,920
Interest bearing deposits	1,248,433	1,143,009
Total deposits	1,394,305	1,273,929
Short-term debt	-	-
Long-term debt	200,000	200,000
Subordinated debentures	4,124	4,124
Other liabilities and accrued interest payable	7,608	6,809
Total Liabilities	1,606,037	1,484,862

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding1,560 shares of series A, B, and C 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share) at June 30, 2016 and 1,731 at December 31, 2015	-	-
Additional paid-in capital preferred stock	15,464	17,174
Common stock; no par value; 20,000,000 shares authorized, issued 13,767,014 and 13,738,587 at June 30,2016 and December 31, 2015, respectively, outstanding 11,237,751 shares and
11,209,324 shares, respectively	881	879
Additional paid-in capital common stock	119,129	118,803
Retained earnings	27,388	27,382
Accumulated other comprehensive (loss)	(1,460)	(1,598)
Treasury stock, at cost, 2,529,263 shares at June 30, 2016 and December 31, 2015	(29,096)	(29,096)
Total Stockholders' Equity	132,306	133,544

Total Liabilities and Stockholders' Equity	$1,738,343	$1,618,406

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Interest income:
Loans, including fees	$17,263	$16,864	$34,756	$32,231
Investments, taxable	173	152	373	298
Other interest-earning assets	245	20	383	27
Total interest income	17,681	17,036	35,512	32,556

Interest expense:
Deposits:
Demand	470	227	832	399
Savings and club	93	94	182	216
Certificates of deposit	2,126	1,382	4,160	2,503
	2,689	1,703	5,174	3,118
Borrowed money	1,629	1,637	3,277	3,151
Total interest expense	4,318	3,340	8,451	6,269

Net interest income	13,363	13,696	27,061	26,287
Provision for loan losses	37	1,130	226	1,850

Net interest income after provision for loan losses	13,326	12,566	26,835	24,437

Non-interest income:
Fees and service charges	736	695	1,447	1,301
Gain on sales of loans	1,029	1,075	1,953	1,645
Loss on bulk sale of impaired loans held in portfolio	(285)	-	(285)	-
Other	26	17	45	46
Total non-interest income	1,506	1,787	3,160	2,992

Non-interest expense:
Salaries and employee benefits	6,160	5,616	12,184	10,841
Occupancy and equipment	2,043	1,942	3,915	3,733
Data processing and service fees	833	1,010	1,895	2,061
Professional fees	483	304	910	406
Director fees	183	200	336	379
Regulatory assessments	360	265	710	540
Advertising and promotional	390	237	753	675
Other real estate owned, net	94	120	110	169
Other	1,620	1,469	3,090	2,343
Total non-interest expense	12,166	11,163	23,903	21,147

Income before income tax provision	2,666	3,190	6,092	6,282
Income tax provision	1,085	1,309	2,476	2,555

Net Income	$1,581	$1,881	$3,616	$3,727
Preferred stock dividends	234	201	468	403
Net Income available to common stockholders	$1,347	$1,680	$3,148	$3,324

Net Income per common share-basic and diluted
Basic	$0.12	$0.20	$0.28	$0.40
Diluted	$0.12	$0.20	$0.28	$0.39

Weighted average number of common shares outstanding
Basic	11,229	8,421	11,223	8,410
Diluted	11,233	8,447	11,226	8,434